Exhibit 99.1

NYSE: TRV	The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

Travelers Reports Fourth Quarter Net and Operating Income per Diluted Share of $1.51 and $1.48, Respectively, Compared to $1.95 and $1.89 in the Prior Year Quarter

•             Solid net income generated return on equity of 10% for the quarter.

•             Total revenues of $6.4 billion, up 1% from the prior year quarter.

•             Higher pricing continued in all segments and accelerated in Business Insurance.

•             Higher pricing expected to result in improved underlying underwriting margins in first half of 2012.

•             Book value per share of $62.32, up 7% from year-end 2010.

•             Repurchased 20.9 million shares for $1.2 billion during fourth quarter.

•             Board of Directors approved quarterly dividend per share of $0.41.

New York, January 24, 2012 — The Travelers Companies, Inc. today reported net income of $618 million or $1.51 per diluted share for the quarter ended December 31, 2011, compared to $894 million, or $1.95 per diluted share in the prior year quarter. Operating income in the current quarter was $609 million, or $1.48 per diluted share, compared to $864 million, or $1.89 per diluted share, in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2011	2010	Change		2011	2010	Change
Net written premiums	$5,261	$5,234	1%		$22,187	$21,635	3%

Total revenues	$6,373	$6,332	1		$25,446	$25,112	1

Operating income	$609	$864	(30)		$1,390	$3,043	(54)
per diluted share	$1.48	$1.89	(22)		$3.28	$6.26	(48)
Net income	$618	$894	(31)		$1,426	$3,216	(56)
per diluted share	$1.51	$1.95	(23)		$3.36	$6.62	(49)

Diluted weighted average shares outstanding	407.0	454.7	(10)		420.5	482.5	(13)

GAAP combined ratio	95.9%	90.6%	5.3	pts	105.1%	93.2%	11.9	pts

Operating return on equity	11.1%	14.5%	(3.4	)pts	6.1%	12.5%	(6.4	)pts
Return on equity	10.0%	13.6%	(3.6	)pts	5.7%	12.1%	(6.4	)pts

	As of December 31,
	2011	2010	Change
Book value per share	$62.32	$58.47	7%
Adjusted book value per share	$55.01	$54.19	2

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We posted solid results in the quarter, generating net income of $618 million and a return on equity of 10%,” commented Jay Fishman, Chairman and Chief Executive Officer, “In light of the fact that 2011 was the costliest catastrophe year on record for the insurance industry on a global basis, we are pleased that the strength of our businesses enabled us to generate net income of $1.4 billion and to grow book value per share by 7%.

“Since the second half of 2010, in response to what we then perceived as the potential for continued severe weather in the United States as well as the outlook for a persistent low interest rate environment, our strategy has been to selectively but actively increase prices.  Results this quarter continue to demonstrate success.  Across Business Insurance pricing improved in the quarter, where renewal price gains exceeded 6% overall, compared to 3% in the third quarter. In particular, renewal price gains in our commercial accounts business unit reached 8%, the highest level since the end of 2003, compared to 4% in the third quarter.  In Personal Insurance given, among other things, the possibility of continued unusual weather patterns, we also continued to achieve meaningful increases in pricing and have begun implementing some improvements in terms and conditions and selectively tightening underwriting guidelines.

“We are pleased with the results of the pricing and underwriting actions that we have taken in response to all of these conditions and remain confident in our ability to generate top tier returns on equity and deliver shareholder value,” concluded Mr. Fishman.

Fourth Quarter 2011 Consolidated Results

	Three Months Ended December 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain	$187		$477		$115	$303
Underwriting gain includes:
Net favorable prior year reserve development	126		347		83	228
Catastrophes, net of reinsurance	(102)		(86)		(68)	(55)

Net investment income	652		809		541	644

Other, including interest expense	(75)		(133)		(47)	(83)

Operating income	764		1,153		609	864
Net realized investment gains	14		44		9	30
Income before income taxes	$778		$1,197
Net income					$618	$894

GAAP combined ratio	95.9%		90.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.1%		89.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.3	)pts	(6.4	)pts
Catastrophes, net of reinsurance	1.8	pts	1.5	pts

Operating income of $609 million after tax decreased $255 million from the prior year quarter primarily due to a $188 million after-tax decrease in the underwriting gain and a $103 million after-tax decrease in net investment income. The decrease in the underwriting gain was largely attributable to lower net favorable prior year reserve development. Operating income in the prior year quarter included expenses of $39 million after tax related to the company’s purchase and retirement of $885 million of its $1.0 billion 6.25% fixed-to-floating junior subordinated debentures.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 95.9 percent, as compared to 90.6 percent in the prior year quarter. This increase of 5.3 points in the combined ratio was largely driven by a $221 million pre-tax decrease in net favorable prior year reserve development (increase of 4.1 points) and a $16 million pre-tax increase in catastrophe losses (increase of 0.3 points). Catastrophe losses in the current quarter primarily resulted from an early snowstorm in the northeastern United States. Net favorable prior year reserve development in the current quarter occurred in all three segments.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 96.4 percent, as compared to 95.5 percent in the prior year quarter.  This increase of 0.9 points primarily resulted from higher losses in both the Automobile and Homeowners and Other lines of business in Personal Insurance.

Total revenues of $6.373 billion in the current quarter increased $41 million, or 1 percent, from the prior year. Within total revenues, earned premiums increased $171 million, while net investment income decreased $157 million. The decrease in net investment income was primarily driven by lower returns from the non-fixed income portfolio. Net investment income from the fixed income portfolio decreased modestly from the prior year quarter due to lower reinvestment rates and lower average invested assets due to the company’s common share repurchases.

Net written premiums of $5.261 billion in the current quarter increased 1 percent from the prior year quarter as renewal price gains continued across all three business segments for a third consecutive quarter.

Capital Management

“We repurchased 20.9 million common shares for $1.2 billion and paid $166 million in common stock dividends during the fourth quarter,” commented  Jay S. Benet, Vice Chairman and Chief Financial Officer. “For full year 2011, we repurchased 51.0 million common shares for $2.9 billion, leaving $3.6 billion approved for future common share repurchases, and paid $669 million in common stock dividends.  We have for the last several years undertaken a disciplined process to identify opportunities to free up capital.  We have largely completed that process and returned that capital to shareholders.  Consequently, we expect that future common share repurchases will be driven by future earnings.”

Shareholders’ equity was $24.5 billion at year end 2011, a slight decrease from the beginning of the year due to common share repurchases. Included in shareholders’ equity at the end of the year were after-tax net unrealized investment gains of $2.9 billion, compared to $1.9 billion at the end of 2010. Statutory surplus was $19.2 billion, also down slightly from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 23.4 percent, well within its target range, and holding company liquidity was $2.4 billion.

The Board of Directors declared a quarterly dividend of $0.41 per common share. This dividend is payable March 30, 2012 to shareholders of record as of the close of business March 9, 2012.

Business Insurance Segment Financial Results

“We had solid underlying underwriting performance in Business Insurance in the quarter, and we are particularly pleased that we are beginning to see the impact of recent price increases in our results,” commented Brian MacLean, President and Chief Operating Officer. “Renewal rate gains continued to accelerate during the quarter across all product lines and on a written basis exceed our current view of loss trend. Looking forward, we believe the actions we have taken over the past year, including our active pricing strategy, will lead to underlying underwriting margin improvement on an earned basis during the first half of 2012.”

	Three Months Ended December 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain	$106		$260		$63	$161
Underwriting gain includes:
Net favorable prior year reserve development	49		254		32	165
Catastrophes, net of reinsurance	(14)		(70)		(9)	(45)

Net investment income	457		577		379	459

Other	4		5		3	4

Operating income	$567		$842		$445	$624

GAAP combined ratio	95.8%		90.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.7	)pts	(9.3	)pts
Catastrophes, net of reinsurance	0.5	pts	2.6	pts

Operating income of $445 million after tax decreased $179 million from the prior year quarter primarily due to a $98 million after-tax decrease in the underwriting gain and an $80 million after-tax decrease in net investment income. The decrease in the underwriting gain was mostly attributable to lower net favorable prior year reserve development, partially offset by lower catastrophe losses.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 95.8 percent, as compared to 90.1 percent in the prior year quarter. This increase of 5.7 points in the combined ratio was mostly due to a $205 million pre-tax decrease in net favorable prior year reserve development (increase of 7.6 points), partially offset by a $56 million pre-tax decrease in catastrophe losses (improvement of 2.1 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability product line, which was concentrated in excess coverages for several accident years. Catastrophe losses were due to an early snowstorm in the northeastern United States.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 97.0 percent, as compared to 96.8 percent in the prior year quarter.

Business Insurance net written premiums of $2.615 billion in the current quarter increased 1 percent from the prior year quarter. The company continued its increased efforts to actively seek improved pricing for its insurance products. As a result, renewal rate change was positive for the fourth consecutive quarter and accelerated meaningfully from recent quarters. Retention rates decreased modestly from recent quarters, but remained strong, while new business volumes decreased from the prior year quarter both consistent with the company’s pricing strategy. Net written premiums benefited from improved economic activity as evidenced by continued positive exposure change at renewal, as well as the fourth consecutive quarter of positive audit premiums, as compared to negative audit premiums in the prior year quarter.

Select Accounts

•             Net written premiums of $648 million increased 2 percent from the prior year quarter.

•             Renewal premium change remained positive and increased from recent quarters on business from both TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, and larger accounts served by Select.

•             While retention rates on business from TravelersExpressSM remained strong and generally consistent with recent quarters, overall retention rates decreased from recent quarters due to lower retention rates in larger accounts.

•             New business volumes from TravelersExpressSM remained strong, but decreased modestly from the prior year quarter, while overall new business volumes decreased from the prior year quarter primarily due to lower volumes in larger accounts.

Commercial Accounts

•             Net written premiums of $662 million increased 4 percent from the prior year quarter largely driven by increased renewal premium change as well as the benefit of positive audit premiums in the current quarter as compared to negative audit premiums in the prior year quarter.

•             Renewal premium change was positive for the fifth consecutive quarter and increased meaningfully from recent quarters to the highest level since the third quarter 2003.

•             Retention rates remained strong, but decreased modestly from the recent quarters.

•             New business volumes decreased from the prior year quarter as a result of the company’s approach to improving returns on new accounts.

Other Business Insurance

Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution

•             Net written premiums of $1.095 billion approximated the prior year quarter.

•             Renewal premium change remained positive and increased meaningfully from recent quarters.

•             Retention rates remained strong, but decreased slightly from the most recent quarter.

•             New business volumes decreased modestly from the prior year quarter.

National Accounts

•             Net written premiums of $207 million decreased 3 percent from the prior year quarter with retention rates remaining strong, but decreased slightly from the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance had another strong quarter,” commented MacLean. “Results once again benefited from net favorable prior year reserve development, and our underlying underwriting performance was solid, particularly in our surety business. The segment’s renewal premium change was positive for the second quarter in a row reflecting favorable production results in our Private & Non-Profit business due in part to benefits from recent technology investments.”

	Three Months Ended December 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain	$97		$90		$63	$59
Underwriting gain includes:
Net favorable prior year reserve development	72		56		48	38
Catastrophes (losses) / reduction of loss, net of reinsurance	(17)		5		(13)	3

Net investment income	102		108		85	86

Other	7		7		4	5

Operating income	$206		$205		$152	$150

GAAP combined ratio	87.3%		89.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.0	)pts	(6.8	)pts
Catastrophes, net of reinsurance	2.2	pts	(0.6	)pts

Operating income of $152 million after tax increased $2 million from the prior year quarter due to a $4 million after-tax increase in the underwriting gain.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 87.3 percent, as compared to 89.2 percent in the prior year quarter. This improvement of 1.9 points in the combined ratio included a $16 million pre-tax increase in net favorable prior year reserve development (improvement of 2.2 points) as well as a $22 million pre-tax increase in catastrophes (increase of 2.8 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the 2008 and prior accident years for the surety business within Bond & Financial Products as well as in several lines of business in Canada and Lloyd’s within International. Catastrophes in the current quarter were due to floods in Thailand.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophes, reflected a GAAP combined ratio of 94.1 percent, as compared to 96.6 percent in the prior year quarter. This improvement of 2.5 points was primarily due to lower non-catastrophe weather-related losses, partially offset by an increase in the expense ratio resulting from continued infrastructure investments within International to support growth and the lower level of earned premiums.

Financial, Professional & International Insurance net written premiums of $791 million decreased 5 percent from the prior year quarter driven by the timing of certain reinsurance transactions and the company’s exit from the personal insurance business in Ireland.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $513 million were consistent with the prior year quarter.

•             Retention rates remained very strong, but decreased slightly from recent quarters.

•             Renewal premium change remained positive and increased from recent quarters as a result of higher insured exposures. Renewal rate change was flat and improved from recent quarters.

•             New business volumes increased slightly from the prior year quarter driven by the Private & Non-Profit line of business.

International

•             Net written premiums of $278 million decreased 13 percent from the prior year quarter driven by the timing of certain reinsurance transactions and the company’s exit from the personal insurance business in Ireland.

•             Retention rates increased from recent quarters, but were unfavorably impacted by the company’s exit from the personal lines business in Ireland.

•             Renewal premium change was slightly negative as the impact of positive renewal rate change was more than offset by reduced insured exposures.

•             New business volumes decreased from the prior year quarter primarily due to lower volumes at the company’s operations at Lloyd’s.

Personal Insurance Segment Financial Results

“While our full year 2011 results were substantially impacted by severe weather, this trend moderated in the fourth quarter,” commented MacLean. “In addition, the quarter and full year were negatively impacted by non-weather losses, primarily from severity, which impacted the full year combined ratio by approximately 2 points. These patterns are driving the pricing and underwriting actions we have been implementing and we anticipate improved returns in 2012.”

	Three Months Ended December 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(16)		$127		$(11)	$83
Underwriting gain (loss) includes:
Net favorable prior year reserve development	5		37		3	25
Catastrophes, net of reinsurance	(71)		(21)		(46)	(13)

Net investment income	93		124		77	99

Other	17		19		11	12

Operating income	$94		$270		$77	$194

GAAP combined ratio	99.8%		92.1%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	97.4%		89.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.3	)pts	(2.0	)pts
Catastrophes, net of reinsurance	3.7	pts	1.1	pts

Operating income of $77 million after tax decreased $117 million from the prior year quarter primarily due to a $94 million after-tax decrease in the underwriting results and a $22 million after-tax decrease in net investment income.

The underwriting results in the current quarter reflected a GAAP combined ratio of 99.8 percent, as compared to 92.1 percent in the prior year quarter. This increase of 7.7 points in the combined ratio was partly driven by a $50 million pre-tax increase in catastrophe losses (increase of 2.6 points) and a $32 million pre-tax decrease in net favorable prior year reserve development (increase of 1.7 points).  Catastrophe losses were due to an early snowstorm in the northeastern United States. The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience related to 2010 catastrophes in Homeowners and Other, largely offset by worse than expected loss experience related to bodily injury severity in recent accident years in Automobile.

The current quarter underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 96.4 percent, as compared to 93.0 percent in the prior year quarter. This increase of 3.4 points was primarily due to higher losses in both Automobile and Homeowners and Other. In Automobile, the higher losses were driven by an increase in loss severity in both bodily injury and physical damage. In Homeowners and Other, the higher losses related to loss development attributable to non-catastrophe weather events that occurred in the first two quarters of 2011 as well as non-weather related property losses in the current quarter.

Personal Insurance net written premiums of $1.855 billion increased 2 percent from the prior year quarter, including the company’s direct to consumer initiative, reflecting continued positive renewal premium change and strong retention rates.

Agency Automobile and Agency Homeowners & Other represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $876 million decreased 1 percent from the prior year quarter.

•             Policies in force were up slightly from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased from the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $944 million increased 4 percent from the prior year quarter.

•             Policies in force continued to increase, up 1 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased from the prior year quarter.

Full Year 2011 Consolidated Results

	Twelve Months Ended December 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(1,266)		$1,328		$(745)	$804
Underwriting gain (loss) includes:
Net favorable prior year reserve development	715		1,247		473	818
Catastrophes, net of reinsurance	(2,562)		(1,113)		(1,669)	(729)
Resolution of prior year tax matters					100	—

Net investment income	2,879		3,059		2,330	2,468

Other, including interest expense	(316)		(345)		(195)	(229)
Other also includes:
Resolution of prior year tax matters					4	—

Operating income	1,297		4,042		1,390	3,043
Net realized investment gains	55		264		36	173
Income before income taxes	$1,352		$4,306
Net income					$1,426	$3,216

GAAP combined ratio	105.1%		93.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	104.2%		92.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.2	)pts	(5.8	)pts
Catastrophes, net of reinsurance	11.6	pts	5.2	pts

Operating income of $1.390 billion after tax decreased $1.653 billion from the prior year primarily due to a $1.549 billion after-tax decrease in underwriting results largely attributable to significantly higher catastrophe losses and lower net favorable reserve development, along with lower net investment income.

The underwriting results in the current year reflected a GAAP combined ratio of 105.1 percent, as compared to 93.2 percent in the prior year. This increase of 11.9 points in the combined ratio was primarily due to a $1.449 billion pre-tax increase in catastrophe losses (increase of 6.4 points) and a $532 million pre-tax decrease in net favorable prior year reserve development (increase of 2.6 points).

The current year underlying underwriting results, which exclude net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 96.7 percent, as compared to 93.8 percent in the prior year. This increase of 2.9 points was primarily due to increases in underlying losses that outpaced earned rate increases in Business Insurance as well as higher non-catastrophe weather-related losses in Business Insurance and Personal Insurance.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 24, 2012. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the U.S., Canada, U.K. and Ireland. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

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Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  any net deferred tax asset could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models are inaccurate;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, share price, catastrophe losses, funding of the company’s qualified pension plan, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2011	2010	2011	2010

Operating income, less preferred dividends	$609	$863	$1,389	$3,040
Preferred dividends	—	1	1	3
Operating income	609	864	1,390	3,043
Net realized investment gains	9	30	36	173
Net income	$618	$894	$1,426	$3,216

Net income, less preferred dividends	$618	$893	$1,425	$3,213
Preferred dividends	—	1	1	3
Net income	$618	$894	$1,426	$3,216

	Twelve Months Ended December 31,
($ in millions, after-tax)	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	3	4	4	5	6
Operating income	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	173	22	(271)	101	8	35
Income from continuing operations	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	(439)
Net income	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Basic earnings per share
Operating income	$1.50	$1.91	$3.31	$6.33
Net realized investment gains	0.02	0.07	0.09	0.36
Net income	$1.52	$1.98	$3.40	$6.69

Diluted earnings per share
Operating income	$1.48	$1.89	$3.28	$6.26
Net realized investment gains	0.03	0.06	0.08	0.36
Net income	$1.51	$1.95	$3.36	$6.62

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2011	2010	2011	2010

Business Insurance	$445	$624	$1,354	$2,301
Financial, Professional & International Insurance	152	150	647	620
Personal Insurance	77	194	(332)	440
Total segment operating income	674	968	1,669	3,361
Interest Expense and Other	(65)	(104)	(279)	(318)
Total operating income	$609	$864	$1,390	$3,043

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2011	2010

Adjusted shareholders’ equity	$21,570	$23,375
Net unrealized investment gains, net of tax	2,871	1,859
Net realized investment gains, net of tax	36	173
Preferred stock	—	68
Shareholders’ equity	$24,477	$25,475

	As of December 31,
($ in millions)	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	22	(271)	101	8	35	(28)
Preferred stock	79	89	112	129	153	188
Discontinued operations	—	—	—	—	(439)	88
Shareholders’ equity	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2011	2010	2011	2010

Annualized operating income, less preferred dividends	$2,437	$3,454	$1,389	$3,040
Adjusted average shareholders’ equity	22,053	23,877	22,806	24,285
Operating return on equity	11.1%	14.5%	6.1%	12.5%

Annualized net income, less preferred dividends	$2,472	$3,574	$1,425	$3,213
Average shareholders’ equity	24,825	26,316	25,075	26,601
Return on equity	10.0%	13.6%	5.7%	12.1%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2011

		Twelve Months Ended December 31,
($ in millions)		2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity		22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity		6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through December 31, 2011	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2011	2010	2011	2010

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$163	$216	$581	$1,194
Pre-tax impact of catastrophes	(102)	(86)	(2,562)	(1,113)
Pre-tax impact of net favorable prior year loss reserve development	126	347	715	1,247
Pre-tax underwriting gain (loss)	187	477	(1,266)	1,328
Income tax expense (benefit) on underwriting results	72	174	(521)	524
Underwriting gain (loss)	115	303	(745)	804
Net investment income	541	644	2,330	2,468
Other, including interest expense	(47)	(83)	(195)	(229)
Operating income	609	864	1,390	3,043
Net realized investment gains	9	30	36	173
Net income	$618	$894	$1,426	$3,216

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2011	2010	2011	2010

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,617	$3,190	$16,276	$13,210
Less:
Policyholder dividends	15	6	44	30
Allocated fee income	28	30	133	120
Loss ratio numerator	$3,574	$3,154	$16,099	$13,060

Underwriting expense ratio
Amortization of deferred acquisition costs	$976	$957	$3,876	$3,802
General and administrative expenses	906	890	3,556	3,406
Less:
G&A included in Interest Expense and Other	6	6	56	27
Allocated fee income	41	38	163	167
Billing and policy fees	25	25	102	104
Expense ratio numerator	$1,810	$1,778	$7,111	$6,910

Earned premium	$5,611	$5,440	$22,090	$21,432

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	63.7%	58.0%	72.9%	61.0%
Underwriting expense ratio	32.2%	32.6%	32.2%	32.2%
Combined ratio	95.9%	90.6%	105.1%	93.2%

(1)       For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	97.4%	89.1%	111.1%	96.1%
Incremental impact of direct to consumer initiative	2.4%	3.0%	2.5%	2.2%
GAAP combined ratio	99.8%	92.1%	113.6%	98.3%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.1%	89.6%	104.2%	92.4%
Incremental impact of direct to consumer initiative	0.8%	1.0%	0.9%	0.8%
GAAP combined ratio	95.9%	90.6%	105.1%	93.2%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2011	2010	Change	2011	2010	Change

Net written premiums - holding foreign exchange rates constant	$280	$320	(13)%	$1,117	$1,230	(9)%
Impact of changes in foreign exchange rates	(2)			32
Net written premiums	$278	$320	(13)%	$1,149	$1,230	(7)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2011	2010	Change	2011	2010	Change

Net written premiums - holding foreign exchange rates constant	$793	$833	(5)%	$3,070	$3,211	(4)%
Impact of changes in foreign exchange rates	(2)			32
Net written premiums	$791	$833	(5)%	$3,102	$3,211	(3)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2011	2010

Tangible common shareholders’ equity	$17,856	$19,736
Goodwill	3,365	3,365
Other intangible assets	433	502
Less: Impact of deferred tax on other intangible assets	(48)	(55)
Adjusted common shareholders’ equity	21,606	23,548
Net unrealized investment gains, net of tax	2,871	1,859
Common shareholders’ equity	24,477	25,407
Preferred stock	—	68
Shareholders’ equity	$24,477	$25,475

Common shares outstanding	392.8	434.6

Tangible book value per share	$45.46	$45.42
Adjusted book value per share	55.01	54.19
Book value per share	62.32	58.47

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	December 31,	December 31,
($ in millions)	2011	2010

Debt	$6,605	$6,611
Shareholders’ equity	24,477	25,475
Total capitalization	31,082	32,086
Net unrealized investment gains, net of tax	2,871	1,859
Total capitalization excluding net unrealized gain on investments, net of tax	$28,211	$30,227

Debt-to-capital ratio	21.3%	20.6%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	23.4%	21.9%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company. Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902